UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2026

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39158	65-0847995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	OTCQB
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.15	APCXW	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K (this “Amendment”) amends the Current Report on Form 8-K filed by AppTech Payments Corp. (the “Company”) on May 8, 2026. The purpose of this Amendment is to restate Item 5.02 in its entirety.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2026, the Board of Directors (the “Board”) of AppTech Payments Corp. (the “Company”) discussed and approved certain executive leadership and governance matters, including the designation of Albert L. Lord as Executive Chairman of the Company. In connection with such designation, Mr. Lord will no longer be considered an independent director under applicable corporate governance standards and will step down from the Compensation Committee.

In connection with such actions, the Board ratified employment arrangements for Thomas DeRosa, the Company’s Chief Executive Officer, and Anthony Shall, the Company’s Chief Operating Officer. The Company previously employed Mr. DeRosa and Mr. Shall in their respective executive officer roles, and the arrangements formalize certain terms of their continuing employment with the Company.

Effective May 4, 2026, the Company entered into an employment arrangement with Mr. DeRosa pursuant to which he will continue to serve as Chief Executive Officer of the Company. The arrangement contemplates an annual base salary of $384,000 and eligibility for discretionary bonus compensation and participation in the Company’s equity incentive and employee benefit plans.

Effective May 4, 2026, the Company entered into an employment arrangement with Mr. Shall pursuant to which he will continue to serve as Chief Operating Officer of the Company. The arrangement contemplates an annual base salary of $240,000 and eligibility for discretionary bonus compensation and participation in the Company’s equity incentive and employee benefit plans.

On May 4, 2026, the Board of Directors of the Company appointed Robert J. Lipstein to fill a vacancy on the Board, effective immediately. Mr. Lipstein will serve as an independent Class II director. The Board also appointed Mr. Lipstein as Chairman of the Audit Committee.

Mr. Lipstein, age 70, is a retired KPMG partner, where he served as Global SOX Leader and developed deep expertise across financial services, consumer/industrial sectors and information technology. During his tenure at KPMG, Mr. Lipstein led the operations of the firm’s largest advisory unit, overseeing more than 2,000 employees and approximately $250 million in annual revenue. As Global SOX Leader, he created firm-wide audit and advisory methodologies, established risk protocols and managed relationships with regulators and standard setters. He has extensive capital markets experience, including experience with SEC filings, Form S-1 registration statements, Exchange Act filings and 1940 Act matters.

Mr. Lipstein currently serves on the boards of Seacoast Banking Corporation of Florida, Firstrust Savings Bank and its subsidiaries, and The Modern Mirror, and has announced his resignation from the board of Onfolio Holdings Inc. effective May 31, 2026. He previously served on the boards of Ocwen Financial Corporation and Infrasight Software.

Mr. Lipstein holds a B.S. degree from the University of Delaware, where he was named Alumni of the Year in 1996. He is a member of the AICPA and PICPA, completed the Wharton Board Governance Program, and is an Emeritus Member of the Weinberg Center for Corporate Governance.

There are no arrangements or understandings between Mr. Lipstein and any other person pursuant to which Mr. Lipstein was appointed as a director of the Company. There are no family relationships between Mr. Lipstein and any director or executive officer of the Company, and Mr. Lipstein does not have a direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Lipstein will receive compensation for his service as a non-employee director consistent with the Company’s standard non-employee director compensation program, as described in the Company’s filings with the Securities and Exchange Commission. No compensatory arrangement was entered into with Mr. Lipstein in connection with his appointment other than such standard non-employee director compensation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: May 19, 2026	By:	/s/ Thomas DeRosa
Thomas DeRosa
Chief Executive Officer

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